AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

AMERICAN POWER GROUP CORPORATION

Moderator: Mike Porter
August 14, 2014
10:00 AM Eastern

Operator: Please standby. We’re about to begin. Good morning ladies and gentlemen and welcome to the American Power Group announces Third Quarter Results Conference Call. This call is being recorded.

I would now like to turn the call over to Mr. Mike Porter, President of Porter, LeVay & Rose. Please go ahead sir.

Mike Porter: Good morning everyone and thank you for taking time to join us today. I would like to quickly read the safe harbor statement. With the exception of the historical information described today on this call, the matters described herein today contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. Listeners are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

I’d like to now turn the call over the management. Gentlemen, go ahead.

Lyle Jensen: Okay. Thank you, Mike. This is Lyle Jenson. Good morning and thank you for participating in this morning’s investor conference call.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

Our call has been held to coincide with the disclosure of fiscal 2014 quarterly financial results released this morning. For those who have not seen the release or the financial statements, they that were distributed to all wire services and can be found on APG’s new Web site.

We’ll start the call this morning with Chuck Coppa, our CFO, who will summarize the financial highlights for the quarter. Then I’ll provide my perspective on the quarter and an update on our continued progress in developing APG’s addressed markets. So with that, I’ll turn it over to Chuck.

Chuck Coppa: Thank you, Lyle. Good morning everyone and again, thank you for taking the time to participate in today’s call. As Lyle mentioned, the press release went out about an hour ago and later this morning our 10Q will be filed. You can access the 10Q on both on our web site and the SEC’s web site.

A couple of the financial highlights of note - total vehicular conversion revenue grew 500% over prior year’s quarter, with year to date vehicular shipments at over 160 units or almost two times what we did last year.

Stationary revenue - stationary units shipped were up 57% higher than last year despite lower revenue as the result of a unusual turnkey fracking order that we had last year.

While overall revenue was down approximately $370,000 compared to last year, I do want to point out that the additional revenue associated with two full turnkey order was approximately $600,000 of last year’s $2.1 million quarterly revenue.

So if we were to compare to apples to apples and look at more traditional oil and gas sales, taking into account the $600,000 of revenue we would have been up around $230,000 or about 15% as compared to last year from an apples to apples perspective.

On a year to date basis, stationary shipments were over 170 units which again is almost two times of what we were on the year to date basis last year.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

We enter the fourth quarter with a backlog of more than $785,000 which is about $185,000 higher than what we started the quarter at and all related to vehicular dual fuel.

At the end of June we had approximately $1.2 million of un-encumbered cash and a working capital deficiency about $930,000, which is the direct result of the reclassification of our $2.5 million Iowa State Credit Facility from long term to short term as it matures April 1st of next year.

Based on our fiscal 2014 operating budget, cash on hand, anticipated availability under our working capital line and the successful renewal of this credit facility beyond April 1, 2015, we believe we’ve got adequate capital to satisfy our cash requirements through at least the second calendar quarter of 2015 without the need to materially modify our operating plan.

In the next 30 days we’ll start the budgeting process for fiscal 2015 and we’ll look at future working capital needed to fund planned revenue growth, the remaining EPA IUL, California Carbon Initiatives and some additional projects that Lyle will talk about later in the call. If we determine that there’s an additional capital shortfall to meet the business model objectives, we’ll address that head on.

But at this time, we don’t anticipate any substantial amount if any, of outside capital, to move forward assuming our bank initiatives are realized and we’re able to work with Iowa State Bank who historically has been a fantastic partner of ours.

With that I’ll turn it over to Lyle.

Lyle Jensen: Okay. Thanks Chuck. The past 120 days have been very productive with new dealers, expanding regions, more early adopter customers and optimizing field performance with our existing customers.

We now have over 300 stationary installs in the field and several hundred vehicular conversions on the road domestically. We felt that it was time to assess and get feedback from our end customers and determine if we needed to make any additional improvements to optimize performance.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

So as Chuck you’ll see noted in our 10Q, expenses this quarter were intentionally higher due to several key onetime investments that approximated $200,000 in additional software upgrades and hardware additions.

There are four projects I want to highlight and talk about focusing on the potential market growth opportunities created by these expenditures this past quarter.

The first one is in the oil and gas industry where drillers continue to evaluate LNG as an alternative fuel and were realizing less than acceptable overall results. Some finger pointing started regarding where were the variances occurring.

So we took it upon ourselves and invested in independent third party testing which validated APG’s dual fuel performance and uncovered a number of issues relating to the storage and delivery of LNG which are now believed to be a contributing factor to these unacceptable overall results.

Our findings are being shared with the industry and they are now being addressed. We’ve gained additional credibility in the marketplace by providing this independent assessment to help people make the decision. We think LNG is a viable fueling source for the oil and gas industry and we believe adjustments will be made in order to use this form of natural gas economically.

The second project was also in the oil and gas industry. Well-head gas continues to be the fuel of choice because of the favorable economics associated with the low cost of well-head gas.

But the challenge has been in the field where well-head gas has a wide variability in quality from site to site which can negatively impact the engine’s performance when running on dual fuel.

So even though we have software that addresses some of the issues, our customers have asked us to implement additional safety measures by adding anti-knock sensor capabilities which basically is a way to mechanically sense any material changes in engine performance such as when there are spikes of bad gas.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

So we’ve invested in the design, development and purchasing of additional hardware to our system. I can tell you this enhanced solution is being very well received by the market.

We expect these additional capabilities will open up more customer opportunities as well as more importantly, new territories where marginal well-head gas is more prevalent.

The next project was up in Canada where we continue investing in additional calibration for new engine families identified by our customers and which are different than the engines we have in the United States. This marketing focus and additional investment has helped to triple APG’s Canadian conversion revenue from approximately $300,000 last year to over $900,000 on a year to date basis this year.

We are continuing to work with our Canadian dealer/installer and are hoping to double the number of installs with these additional approvals in order for him to justify bringing on a second full time crew.

The last major project of the quarter and probably the most significant was in the vehicular side where we upgraded our software to overcome some driver variability issues which were negatively impacting the customer’s net fuel savings.

We’ve learned this year with many more drivers running APG’s dual fuel solution that their habits and their operating practices can impact the overall savings especially under heavy load and full throttle acceleration situations.

So we went back to our engineering team and they were able to come up with software enhancements which address this driver variability issue and allows for the engine to operate more effectively under dual fuel in heavy load and full throttle acceleration situations.

In addition, we picked up to five additional percentage points of displacement which is improving the payback and monthly savings beyond expectations.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

This has been a critical enhancement from a customer perspective. The ability to eliminate variability of driver habits is significant and we expect to see a positive impact on follow on orders as well as with enhancing new customer’s first time impressions.

These enhancements will continue to differentiate APG in the marketplace by providing what we call a “hassle free” dual fuel experience.

We’ve got to ensure that whether it’s oil and gas or on the road, that our customer’s dual fuel experience is as hassle free as the diesel purchasing experience. So with that, let’s move on to talk about our addressed markets.

We’ll start with the North American stationary market which is primarily oil and gas related. As Chuck mentioned, our Q3 revenue came in at $1.2 million compared to $2 million for the same quarter a year ago. The units shipped increased by 57%.

As Chuck said, the revenue dollars were lower due to two turnkey frac orders we received last year.

One of them happened in the third quarter a year ago and it included close to $600,000 of revenue associated with the sale and the installation of catalytic converters, which are above and beyond our dual fuel system.

They are normally purchased and installed by the customer or other third parties. In this case, we handled 100% of the order so we had higher revenue on that activity which was atypical.

This quarter we also converted 12 frac engines but at the more traditional revenue price point for oil and gas which were about half of the turnkey revenue per unit price point.

Our Canadian stationary revenue was 14% higher than the same quarter a year ago. And as we previously mentioned, it has more than tripled on a year to date basis as compared to last year. A new oil and gas opportunity for us has been the smaller ancillary engines such as pump jacks and the blender pumps which

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

are sub 500HP. That revenue has gone from zero a year ago to $300,000 in Q3. And we’re up to $670,000 on a year to date basis.

Because of the lower horsepower, these price points are lower than our standard primary power engine but still generate a similar margin to our larger units. We believe this new market contains thousands of eligible conversion opportunities.

Our dealer network is just beginning to survey and present to their oil and gas companies these new engine opportunities to convert more on site diesel engines to APG’s dual fuel.

We’ve added an additional dealer/installer in New England for back up and primary power diesel engines and our two existing oil and gas dealers have added additional salespeople in Texas and Canada.

We are also getting ready to open up the Bakken region in North Dakota based on the advancements being realized in separating and treating the well-head gas to make it a usable fuel for diesel engines.

As we’ve discussed before, the Bakken field is one of the fastest growing areas in the country, for producing oil and natural gas and is second only to Texas. In addition, they have stricter permitting and emission regulations coming up in 2015 as it relates to the flaring of natural gas, a problem that APG’s dual fuel solution can rectify. Our number one customer in Oklahoma is taking three conversion units up to the Bakkens later this summer.

We are working with several gas technology companies to remove the heavy gases in an effort to produce an acceptable BTU for stationary opportunities. We’re also working on a development contract right now to also fine tune the quality of the BTU gas, the flared gas that can be used for vehicular use which would be a huge opportunity up in the Bakkens.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

So, overall our trend in stationary markets continues to remain strong. Currently, our APG and our dealer network have an all-time record stationary quote backlog of $4 million that is expected to generate revenue opportunities going into fiscal 2015.

Historically, our conversion rate is 75%+ of the bids we quote so we believe there is a high probability of capturing a good portion of these quotes. It was just three summers ago that we shipped six units to our first two oil and gas customers.

While I won’t go through them today, if you check out the testimonial tab of our new web site you’ll see our oil and gas customer base includes 35 of the most recognized names in the industry. And we continue to add new high profile customers to this list very quarter.

Let’s move onto the international markets and our Q3 highlights. Our revenue for the quarter was $254,000 which was all vehicular conversion related compared to zero dollars for the same quarter a year ago.

One Monday we announced the appointment of Organizacion Equitel as our authorized dealer and certified installer in Colombia, South America. Equitel is the largest Cummins dealer in the region and is eager to promote APG’s product in both stationary and vehicular applications. Equitel informed us that there are approximately 55,000 heavy duty trucks operating in the region that could become an addressable market.

In conjunction with the signing of the agreement, we received an initial evaluation order through Equitel in Columbia, for three heavy duty trucks and two cement mixers for an undisclosed global leader in building material industry. This same customer also purchased 38 vehicular conversions during the quarter for operations in the Dominican Republic. This is an important customer as they operate in 50 countries and are delivering on their commitment to integrate sustainability objectives into their overall business strategy.

This quarter we also booked 20 vehicular systems with Kafta-JavFrank in Peru which we anticipate will ship during the October/December quarter. They are a large contractor that supports the transportation, mining, rail and fishing industries.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

The country of Peru is very pro-natural gas and sees it as a strategic solution for achieving energy independence. They currently have over 300 CNG fill stations in operation. Kafta sees many potential applications for APG’s technology in Peru.

Through Kaftka, we look to address some nearly 25,000 heavy duty trucks in their country as well as opportunities in the high horsepower generator requirements.

This week we have our international sales team in Mexico for a second visit. We’re outlining a dual fuel evaluation program at the headquarters of that global leader building materials company we talked about earlier and are meeting with one of the largest beverage distributors in Mexico. We expect evaluation revenue opportunities to begin in the October/December quarter assuming they decide to launch their natural gas programs.

Lastly on international - we announced yesterday an agreement with Marine Fuel Conversions based in Glasgow Scotland, to take a look at potential applications and opportunities for APG’s dual fuel solution in marine applications, specifically for onboard primary and ancillary power, as well as supporting stationary power applications in the port.

MFC will be responsible for funding and coordinating all feasibility and beta testing activities necessary to determine how APG’s innovative Turbocharged Natural Gas® dual fuel system can be commercialized in Europe for marine applications.

Once we get through the evaluation phase of this agreement, we’ve granted MFC a multi-year sublicense agreement to sell and install our turbocharged system in select marine applications in about a half a dozen European countries.

We believe the timing of this relationship is great as it has been recently reported that beginning January 2015, ships sailing the US, Canadian and European routes, will need to burn much cleaner and more expensive low sulfur diesel fuel under these new environmental regulations. It’s been estimated that these marine carriers

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

may have to pay up to 70% extra for the low sulfur diesel fuel compared to the very low priced bunker fuel that they use today.

Let’s move on and wrap up with our largest addressed market, the North American vehicular market.

We’re developing marketing plans for basically two product lines - one for conversions of existing fleets and then secondly, the introduction of the APG dual fuel glider which is a new truck cab with a rebuilt factory warrantied engine.

Highlights for Q3 - As Chuck noted earlier, total vehicular revenue increased almost five times as compared to last year. Within North America, our Q3 revenue grew 172% over the same period a year ago.

For the nine months ended June 30, 2014, our vehicular revenue is $1.2 million, which is 76% higher than the same nine months of 2013. We have approximately 240 diesel trucks in 21 states with early adopter customers now starting to commit to additional follow on orders.

One of the things I like about our earlier adopter program is we’re getting a great diversity of end products and end customers. I’ll give you just a few examples going from the West Coast to the East Coast.

We booked our first conversion in Oregon with a refuse transfer truck that runs from their collection site up to the final dump site. In Idaho, we are working with Idaho National Labs who is running dual fuel buses on biodiesel and natural gas. In Utah, we have four for-hire carriers running dual fuel gliders.

We are in discussions with several groups who are taking a look at gliders as being a major solution to the flared gas problem in the Bakkens of North Dakota. We’ll soon going to have four what are called “extreme duty gliders” in the Bakkens that would be able to use natural gas converted from flared gas. In Kansas, next week we’ll be completing two conversions for the largest producer of ethanol in the world, POET Ethanol.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

In Oklahoma, we’ve got a customer who is requiring their sub-haulers to start using cleaner burning fuel. So we have converted one of their first subcontractors run on dual fuel.

The other big one in Oklahoma is Braum’s Ice Cream which we started to work with around Christmas time and received our first order during the quarter for five conversions and four gliders.

We finished the conversions and they’re very happy with them. We’ll do the gliders when they can get their new trucks. Here, we have a customer who has committed to convert 10% of their fleet to run dual fuel given the very positive results they are realizing.

They’ve told us they could envision that between gliders and conversions, we could see 100% of their fleet running dual fuel within two to three years if they rotate out their trucks.

If we move up to Michigan, we’ve got a couple of people testing with one being a gold supplier/ gold logistic haulers for several of the big automotive companies up in the Michigan and Ontario, Canada region.

We’ve previously talked about our FedEx contractor in Georgia. He’s now adding follow on dual fuel trucks to his fleet. We’ve also got two top 20 for hire fleets in two different states evaluating a unit each.

Given a lot of these orders are only $10,000 to $20,000 for one to two trucks you don’t see a lot of press releases. But cumulatively as we talk on a quarter to quarter basis, these types of orders are really the core of what’s going to create our growth. And we’re happy to see this broadening of both geographics as well as the quality of customers that we’re bringing in.

Equally important to this is the timing of the follow on orders which are beginning to occur. We previously announced WW Transport which is an award-wining, food grade hauler in the Iowa/Illinois area. They started with ten early adopter units have ordered an additional 30 at a rate of ten per quarter through our WheelTime dealer. So that will be 40 dual fuel gliders in total which will represent about 10% of their fleet by the time they get done.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

Another great example is Precision Strip, a metals processor who initially ordered 15 and recently ordered another 15 for delivery in the first quarter of January ’15.

Idaho National Labs which I mentioned earlier is a science lab that supports the Department of Energy. They’ve been running shuttle buses on biodiesel. We’ve converted some to run dual fuel so it could be probably one of the cleanest burning buses in the world between biodiesel and natural gas. They’ve started with five conversions and are in process of converting another five right now. We’ve been told they have a grant in for another 30 for 2015.

If they ultimately convert these additional units, dual fuel vehicles would represent almost 80% of their total fleet. And they’ve had very, very successful results.

We have a large long haul carrier in Illinois that’s ordered five conversions and is working on financing for an additional 45 with our financing partner, VFG Energy. If successful, those would roll out over the next nine months.

As announced last month, Green Buffalo Fuels has taken delivery of 25 conversion systems during the March quarter and we have an order in backlog for another 45 systems which we expect to ship at a rate of 15 a quarter. These orders were the result of their successful experience with 20 systems purchased in 2013. So if I just take these five customers alone, they represent follow on orders of about 165 trucks. Most of these were anticipated to ship this year but for various reasons including extended evaluation timeframes, financing and lead times on new gliders, most of these 165 are sliding into the first two quarters of fiscal 2015. But the important part is they’re on track and we’re starting to see what we wanted to see which is early adopters moving into the follow-on order phase.

Through our Green Buffalo Fuel relationship, we are opening up the Canadian LNG market as they recently became the first company to obtain provincial Canadian approval for their new LNG tank for two provinces, Ontario and British Columbia.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

This will allow APG to work with our Canadian WheelTime dealers as well as several LNG suppliers to begin pursuing early adopter evaluation orders. It has been reported there are approximately 320,000 heavy duty trucks operating in Canada.

We look forward to launching the LNG side of the Canadian market with Green Buffalo but are also talking to several of the major CNG tank suppliers who have assured us that they’ve been working on their own tank approvals. We expect to see approvals for CNG tanks this calendar year which would open up markets for the Canadian customers who prefer CNG rather than LNG.

Regarding the remainder of our EPA testing, we are making steady progress on our IUL (over 2 years but less than 435,000 miles) testing and remain very optimistic that we can wrap up our first IUL engine family approval [2010-2013 Volvo Mack Engine family] within the next 90 days..

If you remember, we were the first company to achieve OUL approval under the new EPA alternative fuel conversion regs and we are working hard to be the first to achieve IUL approval under these new regulations. The IUL testing process is much more lengthy and involved than the OUL process but we feel good about where we are in the process.

As of today, we have 30 times more OUL engine family approvals than the closest dual fuel competitor out there. The Volvo engine family we are looking for IUL approval on is a very popular engine for the food and beverage industry.

We have multiple prospective customers that are interested in dual fuel once we get the IUL approval. So once we get one under our belt and get the process down, the follow-on approvals should be able to be completed on a much faster pace. Our next two IUL engines are the Detroit Diesel and the Cummins ISX engines for that same 2010 to 2013 time period.

That will cover the top engines for that time period and it really will give us the largest approved number of conversion opportunities for our dealer network and our sales teams to go after.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

As it relates to gliders, we’re at a point now where the demand and the inquiries are getting large enough that we are working directly with some of the OEM manufacturers of gliders with several indicating they’re getting ready to expand their production lines in early 2015, to satisfy this growing list of APG dual fuel opportunities.

One significant thing we have learned this year is that we cannot focus just on selling the attributes of an APG system but need a bigger, larger umbrella marketing plan which I call the hassle free, dual fuel purchasing experience.

Our WheelTime dealers/installers have had to step up their game and take on a much bigger marketing role in providing a total “hassle-free” dual fuel purchasing experience. Instead of just selling APG’s technology, they have to present the four legs of a dual fuel sale which includes; 1) acceptable route accessibility to LNG and CNG fill-stations, 2) the proper sizing and packaging of natural gas tanks which is different truck to truck, 3) the reliability of certified installation and service of both the APG system and the natural gas tanks and 4) the uptime and confirmed savings of APG’s dual fuel technology.

We are seeing great acceptance of this approach as APG and WheelTime are starting to be viewed as providing a total solution, not just one piece of the solution. A lot of our WheelTime dealers are already up to speed and selling the total solution.

We are working very close with our WheelTime authorized dealer network to support those who are actively out selling and installing our dual fuel system and we continue to educate and support those who still require additional assistance. During our recent WheelTime continuous improvement meeting, it was agreed that APG will move forward to supplement the WheelTime authorized dealer network in certain regions with additional APG business development, APG direct sales, sales reps and other third party dealers to increase lead generation.

If we take a look at our biggest class 8 adoption hurdle, it continues to be the lack of on-route class 8 accessible filling stations. We worked with a group called Truckers Friend which operates www.Truckstop.com. In a recent survey, it was noted there is approximately 6,500 diesel truck stops across the United States. And of those,

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

about 150, or about 2% have class 8 acceptable CNG or LNG stations. On top of that, we know of about another 100 stations that are standalone stations.

We are also accelerating our efforts to work with the sales teams of the major CNG and LNG fuel suppliers throughout the US and Canada to help find potential dual fuel customers to utilize their existing stations and identify the best locations for new fill stations to be permitted and constructed. Given the historical challenges several of these natural gas suppliers have had with other dual fuel competitors that are no longer in business, I cannot stress enough the significant strides APG has made this year to establish dual fuel as a second mainstream fueling solution for natural gas vehicles in the eyes of larger fleets and these natural gas suppliers.

In the last 100 days, we’re seeing a much more openness to work and promote dual fuel as means of consuming the natural gas these companies are selling.

My assessment of fiscal 2014 is it’s been a very, very important year as we’ve seen growing early adopter evaluations which are really the seeds for growth. We’ve had to enhance our dual fuel system with a few upgrades which have been very well received by the marketplace.

With that said, we believe the scheduled timing of about 150 of the targeted follow-on dealer/customer deliveries will slide beyond September into next fiscal year. For me it’s a timing issue and not a base business issue.

As a result, this move-out would put our 2014 revenue in the $7 million to $8 million range, exclusive of backlog which today represents great list of early adopter customers and follow on orders going into fiscal 2015.

We know the issues we have to work and are confident in our approach and revised marketing plan. And we just need to allow these early adopter programs to gain traction and then work hard to ensure our hassle free dual solution grows in popularity. The fact we’re seeing more and more fleets and fuel suppliers view dual fuel as a viable natural gas option is validation that our approach is working.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

We believe that over the coming months we’ll have the opportunity to begin working with 50+ salespeople who work for the CNG and LNG suppliers we’ve been speaking/working with. This is a highly motivated group whose sole objective is selling their product, natural gas. What has excited this group the most is that we provide them the ability to pitch both dedicated as well as dual fuel solutions, either exclusively or collectively as a way to consume large amounts of natural gas.

This is a huge opportunity for us to start to put more feet on the street without incurring large overhead costs ourselves.

We now have customers calling us and saying, “we’ve studied natural gas as an alternative fuel and have concluded that APG has the best dual fuel solution out there”. We believe the simplicity and reliability of the design of our technology is a key factor for this recognition. With almost 30 times more EPA approvals than anyone else, we’ve succeeded where a good number of our competitors have gone out of business.

With an estimated 3.6+ million class 8 trucks on the road in North America, the opportunity before us is significant. And every year there’s another 180,000 to 200,000 diesel trucks that become two years old and become eligible for dual fuel. So we see an almost perpetual source of conversion opportunities out there.

Even though fill stations remains our number one issue, new class 8 stations are being built every month. The government reports as of June there’s an additional 238 stations that have either been permitted or under construction or waiting to open.

Most of those now are class 8 accessible so that’s almost doubling the number of stations we’ll have available to us in the next 12 months.

We’re seeing more and more large corporations like Home Depot, Lowes, Proctor & Gamble and Weyerhaeuser requiring their logistic suppliers to use cleaner burning fuels so they can meet their sustainability objectives.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

We see the adoption signals continuing to get stronger, not weaker. We expect APG to be a major player in this natural gas evolution.

I am going to wrap up my statements this morning with an insightful Warren Buffet quote I recently read that discussed the importance of what to focus on when accessing a business opportunity.

And I quote, “With a wonderful business you can figure out what will happen. However, you can’t always figure out when it will happen.” And he goes on to say, “you don’t want to focus on the when. You want to focus on the what.”

And then he concludes, “If you’re right about the what, you don’t have to worry about the when. And from my perspective, we’re clearly focused right now on the what and it’s only a matter of time before we can better predict the when.

So with that, I’ll turn it back over and we’ll start our Q&A session.

Operator: Thank you. If you would like to ask a question please signal by pressing star 1 on your telephone keypad. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Again, star 1 for questions.

We’ll go first to Keith Markey of Griffin Securities.

Keith Markey: Good morning and thank you for taking the question. I have two actually. I was wondering, is there any chance of doing those turnkey type installations ever again? It sounds like that was a one off that very nicely boosted your performance last year, but we may never see that again.

Lyle Jensen: If a customer approaches us with a similar request we will absolutely look at it but we get very little mark up catalytic converters which made up a good portion of the additional turnkey revenue. It’s something like a

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

12% gross profit. It wasn’t done for revenue reporting purposes but was done at the request of a large customer who wanted to deal with one group vs multiple parties.

With that said, I really don’t see this becoming a common practice as it’s not our core business and it won’t be our mainstream revenue.

Keith Markey: Okay. It sounds like you have a fairly large number of new opportunities to pursue in the coming year. Can you tell us - give us a sense as to what the kind of capacity expansion you might need to have in place in order to serve these new opportunities?

Lyle Jensen: Sure. That’s a great question. On the oil and gas side, it really is driven by number of crews being deployed in the field by our dealers. One dealer is already up to two crews and the other one is about ready to go to two crews. So you can do six to eight conversions per month per group.

On the vehicular side, where it could get large quick, we believe the WheelTime certified installer relationships will provide us the ability to meet the demand. With 18 individual WheelTime members operating 181 locations across North America, we’ll have an installation footprint like no one else. Not all of those sites have been upgraded to do dual fuel or to do natural gas service and install work but we expect that existing number to continue to grow with demand. We actually don’t see any way that we would tap out the capacity of the WheelTime network.

Keith Markey: Okay. Thank you.

Chuck Coppa: And Keith, this is Chuck. This is one of the reasons we’re talking to the bank about increasing and restructuring our credit facility so we would be able to gain access to additional capital that we feel may be needed to continue to grow our business.

Keith Markey: Okay. Thank you very much.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

Operator: Thank you. Once again, if you’d like to ask a question please press star 1 on your touch-tone phone. if you are using a speakerphone please make sure you are unmuted so that your signal reaches our equipment. Star 1 for any phone questions.

And as a reminder, please make sure you are unmuted so that your signal reaches our equipment. And we’ll go now to Dick Feldman of Axiom Capital.

Dick Feldman: You forecast $7 million to $8 million revenue for the year, sort of at the midpoint that would imply about $2.7 million revenues for the final fiscal quarter. Do you think that would be sufficient to get you to breakeven or modest profitability?

Chuck Coppa: That won’t get us to profitability on an annualized basis, Dick, because of...

Dick Feldman: No. No. Just for the quarter.

Lyle Jensen: We’d get close. We’ve always talked about $8.5 million in annualized revenue being our EBITDA breakeven. I think we’re still in that $12+ million range for annualized profitability,

Dick Feldman: Okay. So from a cash point of view, it would be positive EBITDA?

Lyle Jensen: Correct. And that’s what I manage too. We really monitor that EBITDA breakeven number because as Chuck said, that plus a reasonable working capital line of credit can support the receivable and inventory growth we’ll incur as we ramp this business up.

Dick Feldman: It also sounds as if you will have a good start to the new fiscal year given that 160+ units that you mentioned that will carry over.

Lyle Jensen: Yes.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

Dick Feldman: Do I have that right?

Lyle Jensen: Yes. It’s all about timing and right now we can see visibility that most if not all these units should deliver in the first two quarters of the December and March.

And that’s just those five customers. As we continue to pull people out of the early adopter phase and to follow-on, that should get stronger every quarter as we go forward. That’s our goal.

Dick Feldman: On the oil and gas side, you’re dealing with a somewhat finite market as compared to one as open ended as the vehicular market. Do you think you can still grow that? Or are you getting to a point where the penetration is such that it’s going to be difficult to grow?

Lyle Jensen: Again, great question, internally we discuss the timing of market saturation and so forth.

But we think we may be looking at three to five more years but it’s really based upon the number of units in the field and when they pull them out of the field for overhaul. That’s a great time to convert them.

At several recent conferences, the oil and gas guys were talking about within five years or by 2020, they believe that 50% to 60% of the eligible electronic generators will be running on some form of natural gas which presents new opportunities for us that we don’t have today.

I don’t see anything slowing us down at least for maybe the next three to five years. So I think there are good opportunities to grow.

Dick Feldman: So you think you can continue to grow that segment...

Lyle Jensen: I do. Yes.
Dick Feldman: Well, if it all comes to pass, it would be nice. And so good luck. And thanks for taking the question.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

Lyle Jensen: Okay. Thank you.

Operator: Thank you. Once again, that’s star 1 for any questions. And remember please, if you are on a speakerphone please make sure you are unmuted so your signal reaches our equipment. Star 1 for questions. We’ll go next to JinMing Liu of Ardour Capital.

JinMing Liu: Good morning. Thanks for taking my question.

Lyle Jensen: Good morning JinMing.

JinMing Liu: Yeah. First of all, just a quick clarification - if my number is correct, it looks like your vehicular sales for the quarter had lower ASP comparing to what you delivered before. Can you comment on that?

Lyle Jensen: The increased international vehicular revenue contributed to the overall lower ASP as it represented a majority of the vehicular shipments during the quarter and has a lower ASP price because many of our international customers don’t require any type of Euro standard or EPA standard, EPA requirements.

JinMing Liu: It looks like they are much lower compared to what the price you have in the - in the States.

Lyle Jensen: Oh, they are. The cost of the EPA compliance is huge as we all know.

JinMing Liu: Oh, okay. I see. And on that subject, if you are expanding to the foreign countries, like Mexico, Canada, Peru, what are the regulation hurdles you have to get over? Does what you have with the EPA will help you?

Lyle Jensen: Well having the EPA approvals is a huge rite of passage. Most countries - Mexico and South America, do not have as formal and strict emission guidelines as we do here in the states. And they pretty much, accept and recognize our EPA approvals as being acceptable thresholds in order to enter their markets.

AMERICAN POWER GROUP CORP.
Moderator: Mike Porter
08-14-14/9:00 am
Confirmation # 1795139

Countries without formal emission requirements are satisfied by what we’ve accomplished already in the United States allowing us with a path to start to grow in their markets.

JinMing Liu: Okay. How about Mexico? Is there anything specific for that country?

Lyle Jensen: No specific emission requirements that we feel haven’t already addressed with what we’ve done here in the States. So our current 453 engine family approvals have helped a lot with the fleets that we’ve talked to in Mexico.

JinMing Liu: Okay. Moving to your IUL certification, congratulations on your progress to-date. So is there any way that you can quantify the size of the IUL market compared to OUL market?

Lyle Jensen: Well if we take a look at model years of 2010 through 2013 for the Volvo Mack, Detroit Diesel and Cummins in total for the IUL market, it’s about a half a million trucks on the road today.

JinMing Liu: Okay. Lastly, on the financing side, is there any specific covenants under your current bank facility that you have to satisfy to increase a borrowing?

Chuck Coppa: No. We currently have your traditional covenants like working capital ratios, etc. But any new ones will be part of our discussion with the bank as we look to extend the maturity and increase the availability.

JinMing Liu: Okay, got it. Thanks a lot.

Operator: Thank you. At this time I’d like to turn the conference back over for any additional or closing remarks.

Lyle Jensen: Once again, we appreciate everyone taking the time to listen to today’s call and look forward to continuing to update you on efforts.
Operator: That does conclude today’s conference. Thank you for your participation.
End